EXHIBIT 15(a).3


            Consent of Independent Registered Public Accounting Firm



M-Systems, Inc.

Sunnyvale, California

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-126774 and 333-129291) and on Form S-8 (No. 333-127467) of M-Systems Flash Disk Pioneers Ltd. (the "Registrant") of our report dated January 8, 2003, relating to the 2002 financial statements of M-Systems, Inc. (a wholly owned subsidiary of the Registrant) appearing in this amended Annual Report on Form 20-F/A. Our report includes an explanatory paragraph indicating that the financial statements of M-Systems, Inc. may not necessarily be indicative of the financial position, results of operations and cash flows of the Company had it operated without its affiliation and continuing support of the Registrant.





/s/ BDO Seidman, LLP


San Jose, California
April 18, 2006